Consent of Certified Public Accountants




Board of Directors
Princeton Mining Company
Wallace, Idaho


We consent to the use of our audit report dated February 29, 2000, on the Financial Statements of Princeton Mining Company as of December 31, 1999, for the filing with and attachment to the Form 10-K for the year ending December 31, 1999.



/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

March 6, 2000